Exhibit 10.4

Security Deposit Contract

This Security Deposit Contract (hereinafter referred to as the “Agreement”) is made and entered into by and among the parties below as of December 22, 2017, in Haidian District, Beijing:

Party A: Jinzhuo Hengbang Technology (Beijing) Co., Ltd.

Address: Room 522, 5th Floor, Scientific Research Building, Sina Headquarters, N-1, N-2 of Phase II Zhongguancun Software Park (West Expansion), DongBeiWangXi Road, Haidian District, Beijing

Unified Social Credit Code: 911101087587274578

Party B: Beijing Tusen Weilai Technology Co., Ltd.

Address: No. 1 Linkong Second Road, Shunyi Park, Zhongguancun Science and Technology Park, Shunyi District, Beijing

Unified Social Credit Code: 91110113MA00ACF77P

Party C: Tusimple (Cayman) Limited

Address: Sertus Chamers, P.O.Box 2547, Cassia Court, Camana Bay, Grand Cayman, Cayman Islands.

Registration Number: 316451

Party D: SINA Corporation

Address: C/O Maples and Calder, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands

Registration Number: CR-74902

The above are referred to respectively as a “Party” and collectively as “Parties”.

WHEREAS:

(1)

Party A and Party B entered into the Loan Agreement on April 7, 2017, pursuant to which Party A provided to Party B an interest-free loan of RMB Ten Million (¥10,000,000.00); Party B and Party A entered into the Loan Transfer Tripartite Agreement on June 19, 2017, pursuant to which Party B voluntarily assumed the debts (the sum of the principal amount of RMB Fifteen Million (¥15,000,000.00) and the interest calculated at an annual interest rate of 8% as of the date of repayment by Party B) owed to Party A by its related party, Beijing Tusen Hulian Technology Co., Ltd.;

(2)

On September 26, 2017, Party B repaid to Party A by telegraphic transfer the interest in the amount of RMB One Million Two Hundred Thousand (¥1,200,000.00), and on December 22, 2017, Party B repaid to Party A by telegraphic transfer RMB One Million (¥1,000,000.00), of which the interest in the amount of RMB Four Hundred and Fifty Thousand Four Hundred and Eleven (¥450, 411.00) and the principal in the amount of RMB Five Hundred Forty-Nine Thousand Five Hundred and Eighty-Nine (¥549,589.00). As of December 22, 2017, the total amount of debts owned by Party B to Party A is RMB Twenty-Four million Four Hundred Fifty Thousand Four Hundred and Eleven (¥24,450,411.00) (the “Debts”).

(3)

In order to guarantee the timely and full repayment of Party B to Party A, Party C agrees to provide a security deposit in the amount of US$ Three Million Seven Hundred Fourteen Thousand Six Hundred and Eighty-Two (US$3,714,682) (hereinafter referred to as the “Security Deposit”). Party A authorizes Party D to collect and manage the Security Deposit on its behalf.

For the purpose of clarifying the rights and obligations of the Parties, the Parties hereby agree on the following terms through mutual negotiation:

Article 1 Security Deposit

In order to guarantee the effective performance of Party B’s repayment obligations, Party C is willing to provide Party A with a Security Deposit amounting to US dollars three million seven hundred fourteen thousand six hundred and eighty-two (US$3,714,682) as agreed herein. Party A authorizes Party D to collect and manage the Security Deposit on its behalf.

Article 2 Scope of Guarantee

The scope of guarantee includes direct economic losses, any foreseeable indirect losses and additional costs incurred by the failure of Party B to perform the repayment obligations as agreed including but not limited to the failure of Party B to repay the loan as agreed and the default by Party B. Such direct economic losses, any foreseeable indirect losses and additional costs include but not limited to attorney’s fees, litigation and arbitration costs, financial costs and travel expenses.

Article 3 Payment Terms

Party C shall pay the Security Deposit to Party D within 30 days after the Agreement comes into effect.

Article 4 Method of Guarantee

Party C shall provide Party A with an unconditional and irrevocable unlimited joint and several guarantee.

Article 5 Exercise of the Pledge

5.1 Party A may exercise its right of disposition of the Security Deposit at any time if Party B fails to repay the loan as agreed within 20 business days upon receipt of the written notice from Party A. Party A and Party D may agree on the disposition of the Security Deposit at their own discretion.

5.2 The Parties shall not prevent Party A from disposing of the Security Deposit in accordance with the Agreement.

Article 6 Guarantee Period

If Party B repays the loan as agreed, Party A shall authorize Party D to return the Security Deposit (interest-free) paid by Party C within 10 business days upon receipt of such payment.

Article 7 Confidentiality

7.1 The Agreement itself, any terms and conditions set out herein are confidential information and must be kept strictly confidential by the Parties. None of the Parties shall disclose any of the contents of the Agreement to any other third party without the prior written consent of other Parties.

7.2 Either Party shall keep confidential the undisclosed information obtained by the other Party hereunder (hereinafter referred to as “Confidential Information”) and shall not disclose, use, give or transfer such Confidential Information to any other third party without the written consent of the other Party.

7.3 Either Party shall, if requested by the other Party, return, destroy or otherwise dispose of any documents, information or software containing the Confidential Information of the other Party and shall not continue to use such Confidential Information.

7.4 The confidentiality obligations of each Party shall survive the termination of the Agreement and each Party shall continue to be bound by such confidentiality obligations until the other Parties agrees that it is released from such obligations or that no damage in any form will in fact result to the other Party as a result of breach of confidentiality obligations.

Article 8 Liability for Default

8.1 Any Party that directly or indirectly violates any provision of the Agreement or does not assume or fails to timely and fully assume its obligations under the Agreement constitutes a breach of contract, the non-breaching party (hereinafter referred to as the “Non-breaching Party”) shall have the right by written notice to require the breaching party (hereinafter referred to as the “Breaching Party”) to cure its breach and take adequate, effective and prompt measures to eliminate the consequences of default and to compensate the Non-breaching Party for the losses incurred by the Breaching Party as a result of the breach.

8.2 If, after the occurrence of default, the Non-breaching Party reasonably and objectively determines that such breach has rendered the performance of the Non-breaching Party’s corresponding obligations under the Agreement impossible or unfair, the Non-breaching Party shall be entitled to notify the Breaching Party in writing that the Non-breaching Party will temporarily suspend the performance of its corresponding obligations under the Agreement until the Breaching Party ceases its breach, takes adequate, effective and prompt measures to eliminate the consequences of default and compensates the Non-breaching Party for the losses incurred by the Breaching Party as a result of the breach.

8.3 The Breaching Party shall indemnify the Non-breaching Party for its losses including direct economic losses, any foreseeable indirect losses and additional costs incurred by the Breaching Party as a result of the default, including but not limited to attorney’s fees, litigation and arbitration costs, financial costs and travel expenses. If the amount of liquidated damages is otherwise expressly provided in any provision of the Agreement, such provision shall prevail.

Article 9 Effectiveness, Modification and Termination

9.1 The Agreement shall become effective upon the date of signature by the Parties and shall expire upon the date of full performance by the Parties of their respective obligations under the Agreement.

9.2 The Agreement may be amended or supplemented through written agreement by and among the Parties. Such written amendment agreement and supplementary agreement executed by and among the Parties are an integral part of the Agreement and shall have the same legal validity as the Agreement.

Article 10 Dispute Resolution

10.1 In case of any dispute among the Parties on the construction and performance of the terms under the Agreement, the Parties shall resolve it through negotiation in good faith.

10.2 If the dispute fails to be resolved through negotiations, the Parties shall submit the relevant dispute to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitral award shall be final and binding on all Parties.

10.3 The execution, effectiveness, enforcement and construction of the Agreement shall be governed by the laws of the People’s Republic of China.

Article 11 Miscellaneous

11.1 The Agreement shall be executed in four (4) counterparts, and each Party holds one copy with same legal validity.

11.2 If any provision of the Agreement is invalid or unenforceable in whole or in part due to violation of laws or governmental regulations or for any other reason, the affected part of such provision shall be deemed to be deleted. The deletion of the affected part of the clause shall not affect the legal effect of other parts of the clause and other provisions of the Agreement. The Parties shall negotiate new clauses to replace such invalid or unenforceable clauses.

11.3 Unless otherwise provided, the failure of either Party to exercise or delay in exercising any of its rights, powers or privileges hereunder shall not be deemed a waiver of the exercise of such rights, powers or privileges. Nor shall the exercise of any right, power or privilege, either alone or in part, preclude the exercise of any other rights, powers or privileges.

11.4 The Agreement constitutes the entire agreement among the Parties with respect to the subject matter of the cooperation project and supersedes any prior or contemporaneous oral or written agreements, understandings and communications among the Parties with respect to the subject matter of the cooperation project. Except as expressly provided in the Agreement, there are no other obligations or undertakings, express or implied, among the Parties.

11.5 The Agreement shall be binding on the parties and their respective successors and qualified assignees.

11.6 Any matters not covered by the Agreement shall be determined through separate negotiation.

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.

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[This page is the signature page of the Security Deposit Contract]

Party A: Jinzhuo Hengbang Technology (Beijing) Co., Ltd.	Party B: Beijing Tusen Weilai Technology Co., Ltd.

[Jinzhuo Hengbang Technology (Beijing) Co., Ltd. company seal is affixed]	[Beijing Tusen Weilai Technology Co., Ltd. company seal is affixed]

Party C: Tusimple (Cayman) Limited	Party D: SINA Corporation

Authorized signatory: /s/ Mo Chen	[SINA Corporation company seal is affixed]